Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRILLIANT EARTH GROUP, INC.

Brilliant Earth Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 2, 2021 (the “Certificate of Incorporation”).

2. The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and further amends the Certificate of Incorporation, as heretofore amended (the “Original Certificate”), and which was duly adopted by all necessary action of the board of directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3. The text of the Original Certificate is hereby amended and restated in its entirety by this Certificate of Incorporation to read in full as follows:

ARTICLE I.

The name of the corporation is Brilliant Earth Group, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services Ltd..

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Brilliant Earth, LLC, a Delaware limited liability company, or any successor entities thereto (“Brilliant Earth LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion six hundred sixty million (1,660,000,000), consisting of:

(a) One billion two hundred million (1,200,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(b) One hundred fifty million (150,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”);

(c) One hundred fifty million (150,000,000) shares of Class C common stock, with a par value of $0.0001 per share (the “Class C Common Stock”);

(d) One hundred fifty million (150,000,000) shares of Class D common stock, with a par value of $0.0001 per share (the “Class D Common Stock”); and

(e) Ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock. The powers, preferences and rights of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and Class D Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii) Each share of Class C Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.

(iv) Each share of Class D Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class D Common Stock, whether voting separately as a class or otherwise.

(v) Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and the Class D Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class D Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and Class D Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends may not be declared or paid (x) on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class D Common Stock or (y) on the Class D Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock; provided, however, in the event any dividend is declared or paid in-kind in shares of Class A Common Stock or shares of Class D Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), as applicable, then the holders of Class A Common Stock will be entitled to receive such dividends only in the form of shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, Class A Common Stock) and the holders of Class D Common Stock will be entitled to receive such dividend only in the form of shares of Class D Common Stock (or rights to acquire, or securities convertible into or exchangeable for, Class D Common Stock) (provided, any such dividend shall be required to be declared and paid at the same rate on the outstanding shares of Class A Common Stock as it is on the outstanding shares of Class D Common Stock and vice versa). Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock or Class C Common Stock and the holders of shares of Class B Common Stock or the Class C Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock or the Class C Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock and Class D Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class D Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d) Class B Common Stock.

(i) From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), (x) shares of Class B Common Stock may be issued only to, and registered only in the name of, the Continuing Equity Owners (excluding our founders, Beth Gerstein, Eric Grossberg, Just Rocks and their respective Affiliates (collectively, the “Founders”)) and their respective Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Continuing Equity Owners (excluding our Founders) together with such persons, collectively, the “Permitted Class B Owners”) and (y) the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below); provided, however, that with respect to shares of Class B Common Stock held by any Permitted Class B Owner that is a Mainsail Related Party (a “Permitted Mainsail Class B Owner”), the requirement described in the foregoing clause (y) shall be satisfied so long as the aggregate number of shares of Class B Common Stock at any time registered in the name of all Permitted Mainsail Class B Owners is equal to the aggregate number of Common Units held of record at such time by all Permitted Mainsail Class B Owners (the requirement described in this proviso, the “Mainsail Collective Registered Owner Requirement”). As used in this Certificate of Incorporation, (A) “Continuing Equity Owner” means each of the holders of Common Units (other than the Corporation) of Brilliant Earth LLC, as set forth on Schedule A hereto, (B) “Common Unit” means a limited liability company interest in Brilliant Earth LLC, authorized and issued under the Amended and Restated Limited Liability Company Agreement of Brilliant Earth LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (C) “Permitted Transfer” means a transfer or assignment of Class B Common Stock, Class C Common Stock or Class D Common Stock (or any legal or beneficial interest in such shares) by the holder thereof to any transferee or assignee only to the extent permitted by the LLC Agreement (and a holder of Class B Common Stock, Class C Common Stock or Class D Common Stock, as applicable pursuant to a Permitted Transfer, a “Permitted Transferee”) and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee, if applicable, in compliance with the LLC Agreement.

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control (A) except in the case of the Permitted Mainsail Class B Owners, to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement and (B) in the case of the Permitted Mainsail Class B Owners, to ensure that the Mainsail Collective Registered Owner Requirement is satisfied.

(iii) In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation or Change of Control, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(e) Class C Common Stock.

(i) From and after the Effective Time, (x) shares of Class C Common Stock may be issued only to, and registered only in the name of, our Founders and their respective Permitted Transferees in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Founders together with such persons, collectively, the “Permitted Class C Owners”) and (y) the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class C Owner under the LLC Agreement (as defined below); provided, however, that with respect to shares of Class C Common Stock held by any Permitted Class C Owner (a “Permitted Founder Class C Owner”), the requirement described in the foregoing clause (y) shall be satisfied so long as the aggregate number of shares of Class C Common Stock at any time registered in the name of all Permitted Founder Class C Owners is equal to the aggregate number of Common Units held of record at such time by all Permitted Founder Class C Owners (the requirement described in this proviso, the “Founder Collective Registered Owner Requirement”).

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control (A) except in the case of the Permitted Founder Class C Owners, to ensure that the number of shares of Class C Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class C Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class C Owner in accordance with the terms of the LLC Agreement and (B) in the case of the Permitted Founder Class C Owners, to ensure that the Founder Collective Registered Owner Requirement is satisfied.

(iii) In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation or Change of Control, without limiting the rights of the holders of Class C Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, then the holders of shares of Class C Common Stock shall not be entitled to receive more than $0.0001 per share of Class C Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(f) Class D Common Stock. From and after the Effective Time, shares of Class D Common Stock may be issued only to, and registered only in the name of the Persons set forth on Schedule B hereto (the “Class D Holders”) and their respective Permitted Transferees in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Class D Holders together with such persons, collectively, the “Permitted Class D Owners”).

(g) Adjustments for Subdivisions, Combinations or Reclassifications of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, the outstanding shares of the other such classes shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B Common Stock, (iii) the holders of a majority of the outstanding Class C Common Stock, (iv) and the holders of a majority of the outstanding Class D Common Stock, each of (i), (ii), (iii) and (iv) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Brilliant Earth, LLC to make corresponding changes to the Common Units to give effect to such subdivision, combination or reclassification, as applicable.

Section 4.5 Transfer of Class B Common Stock, Class C Common Stock and Class D Common Stock; Conversion of Class C Common Stock and Class D Common Stock.

(a) A holder of Class B Common Stock and Class C Common Stock may surrender and transfer shares of such Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B Common Stock or Class C Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.5(a), a holder of Class B Common Stock or Class C Common Stock may Transfer shares of Class B Common Stock or Class C Common Stock only to a Permitted Transferee of such holder, and only if (i) except in the case of a Transfer by a Permitted Mainsail Class B Owner or a Permitted Founder Class C Owner, as applicable, such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement or (ii) in the case of a Transfer by a Permitted Mainsail Class B Owner or Permitted Founder Class C Owner, as applicable, so long as the respective Mainsail Collective Registered Owner Requirement or Founder Collective Registered Owner Requirement remains satisfied immediately following consummation of such Transfer. The Transfer restrictions described in this Section 4.5(b) are referred to as the “Restrictions”.

(c) If a holder of Class D Common Stock Transfers shares of Class D Common Stock to a Permitted Transferee of such holder, such shares shall remain shares of Class D Common Stock upon consummation of such Transfer. If a holder of Class D Common Stock Transfers shares of Class D Common Stock to any Person that is not a Permitted Transferee of such holder, such shares shall automatically convert into shares of Class A Common Stock, on a one-for-one basis, upon consummation of such Transfer, in accordance with Section 4.5(e).

(d) Any purported Transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock or Class C Common Stock, as applicable, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (i) Class B Common Stock (the “Class B Restricted Shares”) or (ii) Class C Common Stock (the “Class C Restricted Shares”), and the purported Transfer of the Class B Restricted Shares or the Class C Restricted Shares, as applicable, to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each holder of such Class B Restricted Share or Class C Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.

(e) If, any holder of shares of Class D Common Stock, voluntarily or involuntarily (including by way of a foreclosure), purportedly Transfers, or attempts to Transfer, any such shares of Class D Common Stock to any Person that is not a Permitted Transferee of such holder, upon consummation of such Transfer, such shares of Class D Common Stock shall be automatically converted into an equal number of shares of Class A Common Stock and the purported transferee of such shares of Class D Common Stock shall not obtain any rights in, to or with respect to such shares of Class D Common Stock (the “Class D Restricted Shares”) (other than rights in, to or with respect to the shares of Class A Common Stock into which such Class D Restricted Shares are converted), and the purported Transfer of such Class D Restricted Shares shall not be recognized by the Corporation, the Transfer Agent or the Secretary of the Corporation (other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock into which such Class D Restricted Shares are converted).

(f) Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class B Restricted Shares or Class C Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Restricted Shares or the Class C Restricted Shares and to institute proceedings to enjoin or rescind any such Transfer or acquisition. Upon a determination by the Corporation that a Person has attempted or may attempt to Transfer shares of Class D Common Stock to a Person that is not a Permitted Transferee of such holder, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the purported transferee as the record owner of the Class D Restricted Shares, and to institute proceedings to enjoin or rescind any such Transfer or acquisition (in each case, other than to the extent necessary to recognize the ownership by the transferee of the shares of Class A Common Stock in which such Class D Restricted Shares are converted).

(g) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Restrictions, or whether any Transfer or acquisition of shares of Class D Common Stock is being made to a Person that is not a Permitted Transferee of the transferor, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B Common Stock, Class C Common stock and/or Class D Common Stock.

(h) As used in this Section 4.5, the term “Transfer”, as it relates to the shares of Class B Common Stock, Class C Common Stock and Class D Common Stock, shall not be deemed to include any bona fide pledge or collateralization by a holder thereof to a financial institution in connection with any bona fide loan or debt transaction, but such term shall include any foreclosure on such shares by such financial institution following or in connection with any such pledge or collateralization.

(i) Each share of the outstanding Class C Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock and each share of the outstanding Class D Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock upon the earlier to occur of the follow (each, a “Final Conversion Event”): (i) 5:00 p.m. (New York City time) on the date that is ten (10) years following the closing of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the date the aggregate number of shares of Class C Common Stock and Class D Common Stock then outstanding is less than 8% of the aggregate number of shares of Common Stock then outstanding.

Section 4.6 Certificates. All certificates or book entries representing shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7 Fractions. Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock may be issued and, to the extent permitted hereby, Transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, as applicable. Subject to the Restrictions and the other provisions of Section 4.5, holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall be entitled to Transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such Transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock.

Section 4.8 Amendment.

Except as otherwise required by law, holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

ARTICLE V.

Section 5.1 Shares Reserved for Issuance.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (a) the exchange of all outstanding Common Units (along with Class B Common Stock and Class C Common Stock, as applicable) for shares of Class A Common Stock and (b) the conversion of all outstanding shares of Class D Common Stock into shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Common Units or conversion of shares of Class D Common Stock by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(b) The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect (a) the issuance of shares of Class B Common Stock to holders of newly issued Common Units for such consideration and for such corporate purposes as the Board may from time to time determine and (b) the conversion of all outstanding shares of Class C Common Stock into shares of Class B Common Stock.

(c) The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class D Common Stock to permit the exchange of all outstanding Common Units (along with Class C Common Stock) held by a holder of Class C Common Stock for shares of Class D Common Stock.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VII.

Section 7.1 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors; provided, that for as long as the Stockholders Agreement is in effect, the number of Directors shall never be less than the aggregate number of Directors that the parties to the Stockholders Agreement are entitled to designate from time to time pursuant to Section 1 thereof. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies.

Section 7.3 Newly Created Directorships and Vacancies. Subject to (i) the rights of the holders of any series of Preferred Stock to elect directors and (ii) the designation rights granted to the Sponsor Stockholders (as defined above) pursuant to the Stockholders Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director (including pursuant to the Stockholders Agreements) or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 7.4 Term and Removal for Cause. Subject to (i) the rights of the holders of any series of Preferred Stock to elect directors, each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time either with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that from and after the time when the Mainsail Related Parties and the Just Rocks Related Parties (together, the “Sponsor Stockholders”) first cease to beneficially own, in the aggregate, a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation (a “Sponsor Trigger Event”), the Board of Directors or any individual director may be removed from office only for cause by the affirmative vote of the holders of capital stock representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 7.5 Classified Board. The Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the time at which the initial classification of the Board becomes effective; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the time at which the initial classification of the Board becomes effective; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the time at which the initial classification of the Board becomes effective. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Certificate of Incorporation. Subject to the Stockholders Agreement (for so long as it remains in effect), the Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. Without limitation to the rights of the stockholders party to the Stockholders Agreement, the provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

Section 7.6 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 7.7 Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.2 hereof, and the total number of directors constituting the Whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VIII.

Section 8.1 Consent of Stockholders In Lieu of Meeting. Subject to the rights of the holders of any series of Preferred Stock, prior to the occurrence of the Sponsor Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, from and after the occurrence of the Sponsor Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting.

Section 8.2 Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board of Directors, and shall not be called by any other person or persons.

ARTICLE IX.

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation and subject to the terms of the Stockholders Agreement, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, VIII, IX, X, XII and XIII; provided further, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock or Class C Common Stock (i) any rights to receive dividends (other than as set forth in the last sentence of Section 4.4(b) of Article IV) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A Common Stock or (iii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D Common Stock voting separately as a class. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE XI.

Section 11.1 Corporate Opportunity.

(a) To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (1) Mainsail, any Directors who are employees of or Affiliates of Mainsail (other than any such Director who is also an employee of the Corporation or its subsidiaries), or (2) any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b) To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.2 Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

ARTICLE XII.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may amended and/or restated from time to time) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article XII, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII.

Section 13.1 Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 13.2 Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock, Class B Common Stock. Class C Common Stock or Class D Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 13.3 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and, for purposes of the definition of Affiliate “control,” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(b) “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article XIII is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Brilliant Earth LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Brilliant Earth LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Mainsail Related Parties or the Just Rocks Related Parties are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).

(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XIII to the contrary, the term “Interested Stockholder” shall not include: (v) the Mainsail Related Parties or any of their current and future Affiliates (so long as such affiliate remains an affiliate) or Associates, including any investment funds managed, directly or indirectly, by Mainsail or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation; (w) the Just Rocks Related Parties or any of their current and future Affiliates (so long as such affiliate remains an affiliate) or Associates, including any investment funds managed, directly or indirectly, by Just Rocks or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation; (x) any Person who acquires ownership of fifteen percent (15%) or more of the then-outstanding voting stock of the Corporation directly or indirectly from a Mainsail Related Party or a Just Rocks Related Party, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering; (y) a stockholder that becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an Interested Stockholder and (B) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership or (z) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (z) shall be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a Person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “Just Rocks” means Just Rocks, Inc., a Delaware corporation.

(h) “Just Rocks Related Parties” means Just Rocks and its Affiliates.

(i) “Mainsail” means Mainsail Partners III, L.P., a Delaware limited partnership.

(j) “Mainsail Related Parties” means Mainsail and its Affiliates.

(k) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XIII, a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(l) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(m) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(n) “stock” means, for purposes of this Article XIII, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(o) “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation.

(p) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [ 🌑 ], 2021.

BRILLIANT EARTH GROUP, INC.

By:
Name:
Title:

SCHEDULE A

ISSUANCE OF CLASS B COMMON STOCK

1.	Mainsail Partners III, L.P., a Delaware limited partnership

2.	Mainsail Co-Investors III, L.P., a Delaware limited partnership

3.	Mainsail Incentive Program, LLC, a Delaware limited liability company

4.	Certain employees of the Corporation

SCHEDULE B

CLASS D HOLDERS

1.	Just Rocks, Inc., a Delaware corporation

2.	Beth Gerstein

3.	Eric Grossberg

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